UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 20, 2013

ProText Mobility, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31590	11-3621755
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Queens Street, Syosset, New York	11791
(Address of principal executive offices)	(Zip Code)

Registrants telephone number, including area code (516) 802-0223

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01 Other Items.

Press Release - Shareholder Update

On June 20, 2013, the Company issued a press release providing an update to shareholders.  The body of this press release is provided below:

Protext Mobility Provides Shareholders Update

Jun 20, 2013 (ACCESSWIRE via COMTEX) -- Delray Beach, FL -- Protext Mobility (otcqb:TXTM), a solutions developer of innovative and trusted applications to the mobile communications market today announced the issuance of a letter by Interim CEO Steve Berman, to update shareholders on company progress.

Deal Fellow & Valued Shareholders,

I am pleased to provide shareholders with this business summary update, and to discuss general plans for distribution and sales. Moving forward, our goal is to communicate regular progress to our stakeholders, and over the coming weeks we expect to provide additional details. As previously indicated, one of the most important attributes to my coming on board as Interim CEO was the heavy lifting has been completed in terms the technology platform and product development. Protext has built a unique mobile messaging platform in which multiple solutions have been developed for both the consumer space as well as the enterprise. The first set of solutions solves the following problems that both parents and employers face with their child/s, employees use of mobile technology: Distracted Driving, Bullying and Sexting. With these 3 epidemics on the rise, consumers are more educated than ever before and aware of the serious issues that can arise when mobile devices are used inappropriately, like texting while driving or Sexting in the work place or even worse, in the school yard. With a backdrop of heightened awareness through major news outlets and social media, our primary efforts are now focused on distribution and connecting the problem to a solution.

Our immediate-term goal of updating and re-Launching all company assets is near complete. While there is much to accomplish, we are making steady progress on various fronts. This includes updating all solutions to the very latest mobile Operating Systems for Android and BlackeBerry (version 10.0). We will be marketing our consumer solutions under FamilyMobileSafety, and enterprise solutions under CompliantWireless, with dedicated websites for each suite of applications. We will also have a standalone website for marketing of our DriveAlert solution which is targeted at distracted driving prevention.

With regards to business development, we are working diligently and focused on distribution efforts. There are multiple opportunities we're pursuing including discussions with various owners of mobile retail stores. We believe this is a natural progression and we're seeing strong interest among independent mobile retail store owners, based on three key elements we provide: 1) Satisfy a growing need, and increased consumer interest, in solutions to combat Distracted Driving as well as for Bullying & Sexting 2) Turnkey- Value Added Resellers Program with store owner revenue share participation 3) Monthly recurring revenue to their bottom line. We believe selling these types of solutions at point of sale where the consumer is most likely to make a purchase is an important path of distribution which remains generally underpenetrated.

We look forward to our next communication soon, and sincerely appreciate the interest and support of our stakeholders.

Sincerely,

Steve Berman, Interim-CEO

About Protext Mobility, Inc.

Protext Mobility develops innovative applications and trusted solutions for the mobile communications market. Our offerings include premium services for mobile devices, providing consumer and business solutions' to help manage mobile communications activities and curb device usage while driving a motor vehicle.

DISCLAIMER: Forward-Looking Statements: Except for statements of historical fact, this news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation expectations, beliefs, plans and objectives regarding the development, use and marketability of products. Such forward-looking statements are based on present circumstances and on TXTM's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to fund operations and other factors over which TXTM has little or no control. Such forward-looking statements are made only as of the date of this release, and TXTM assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in documents filed from time to time by TXTM with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 21St day of June, 2013	ProText Mobility, Inc.

	By:	/s/ David M. Lewis
Executive Director